Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated January 28, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$2,330,000 Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities, Due July 31, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Capped Enhanced Return Notes (the “Notes”) linked to the performance of an equally weighted basket (the “Basket”) consisting of the common stock of Amgen Inc., the common stock of Citigroup Inc., the common stock of Comerica Incorporated, the common stock of Fifth Third Bancorp, the common stock of Gilead Sciences, Inc., the common stock of The Goldman Sachs Group, Inc., the common stock of Eli Lilly and Company, the common stock of Merck & Co., Inc., the American depositary shares of Novo Nordisk A/S, the common stock of Bank OZK, the common stock of Pfizer Inc., the common stock of Regeneron Pharmaceuticals, Inc., the common stock of Regions Financial Corporation, the common stock of Synovus Financial Corp. and the common stock of Wells Fargo & Company (each, a “Basket Underlier”).

•	Capped Enhanced Return Potential — If the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to 300% of the Basket Return, subject to the Maximum Return of 24.65%.
•	Principal at Risk — If the Final Basket Value is less than the Initial Basket Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Basket Value is less than the Initial Basket Value.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017KLV2

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public	100.00%	$2,330,000
Underwriting discounts and commissions(1)	1.50%	$34,950
Proceeds to Royal Bank of Canada	98.50%	$2,295,050

(1) We or one of our affiliates may pay varying selling concessions of up to $15.00 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a structuring fee of up to $6.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is $972.09 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Basket Underliers:	The common stock of Amgen Inc. (the “AMGN Underlier”), the common stock of Citigroup Inc. (the “C Underlier”), the common stock of Comerica Incorporated (the “CMA Underlier”), the common stock of Fifth Third Bancorp (the “FITB Underlier”), the common stock of Gilead Sciences, Inc. (the “GILD Underlier”), the common stock of The Goldman Sachs Group, Inc. (the “GS Underlier”), the common stock of Eli Lilly and Company (the “LLY Underlier”), the common stock of Merck & Co., Inc. (the “MRK Underlier”), the American depositary shares of Novo Nordisk A/S (the “NVO Underlier”), the common stock of Bank OZK (the “OZK Underlier”), the common stock of Pfizer Inc. (the “PFE Underlier”), the common stock of Regeneron Pharmaceuticals, Inc. (the “REGN Underlier”), the common stock of Regions Financial Corporation (the “RF Underlier”), the common stock of Synovus Financial Corp. (the “SNV Underlier”) and the common stock of Wells Fargo & Company (the “WFC Underlier”)
	Basket Underlier	Bloomberg Ticker	Initial Basket Underlier Value(1)	Basket Weighting
	AMGN Underlier	AMGN UW	$280.30	1/15
	C Underlier	C UN	$79.94	1/15
	CMA Underlier	CMA UN	$63.53	1/15
	FITB Underlier	FITB UW	$44.78	1/15
	GILD Underlier	GILD UW	$93.85	1/15
	GS Underlier	GS UN	$637.80	1/15
	LLY Underlier	LLY UN	$804.99	1/15
	MRK Underlier	MRK UN	$97.45	1/15
	NVO Underlier	NVO UN	$85.19	1/15
	OZK Underlier	OZK UW	$50.90	1/15
	PFE Underlier	PFE UN	$26.75	1/15
	REGN Underlier	REGN UW	$686.33	1/15
	RF Underlier	RF UN	$24.75	1/15
	SNV Underlier	SNV UN	$55.01	1/15
	WFC Underlier	WFC UN	$77.88	1/15
	(1) With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
Trade Date:	January 28, 2025
Issue Date:	January 31, 2025
Valuation Date:*	July 28, 2026
P-2	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities
Maturity Date:*	July 31, 2026
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Participation Rate and (b) Maximum Return)

•

If the Final Basket Value is less than or equal to the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Participation Rate:	300% (subject to the Maximum Return)
Maximum Return:	24.65%. Accordingly, the maximum payment at maturity will be $1,246.50 per $1,000 principal amount of Notes.
Basket Return:	The Basket Return, expressed as a percentage, is calculated using the following formula: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Basket Underlier Return:

With respect to each Basket Underlier, the Basket Underlier Return, expressed as a percentage, is calculated using the following formula:

Final Basket Underlier Value – Initial Basket Underlier Value
Initial Basket Underlier Value

Final Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Valuation Date
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Basket, based on the Participation Rate of 300% and the Maximum Return of 24.65%. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Basket Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.0000%	$1,246.50	124.650%
40.0000%	$1,246.50	124.650%
30.0000%	$1,246.50	124.650%
20.0000%	$1,246.50	124.650%
10.0000%	$1,246.50	124.650%
8.2167%	$1,246.50	124.650%
5.0000%	$1,150.00	115.000%
2.0000%	$1,060.00	106.000%
0.0000%	$1,000.00	100.000%
-5.0000%	$950.00	95.000%
-10.0000%	$900.00	90.000%
-20.0000%	$800.00	80.000%
-30.0000%	$700.00	70.000%
-40.0000%	$600.00	60.000%
-50.0000%	$500.00	50.000%
-60.0000%	$400.00	40.000%
-70.0000%	$300.00	30.000%
-80.0000%	$200.00	20.000%
-90.0000%	$100.00	10.000%
-100.0000%	$0.00	0.000%

Example 1 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 2%.
	Basket Return:	2%
	Payment at Maturity:	$1,000 + ($1,000 × the lesser of (a) 2% × 300% and (b) 24.65%) = $1,000 + ($1,000 × the lesser of (a) 6% and (b) 24.65%) = $1,000 + ($1,000 × 6%) = $1,000 + $60 = $1,060

In this example, the payment at maturity is $1,060 per $1,000 principal amount of Notes, for a return of 6%.

Because the Final Basket Value is greater than the Initial Basket Value, investors receive a return equal to 300% of the Basket Return, subject to the Maximum Return of 24.65%.

P-5	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities
Example 2 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 20%, resulting in a return equal to the Maximum Return.
	Basket Return:	20%
	Payment at Maturity:	$1,000 + ($1,000 × the lesser of (a) 20% × 300% and (b) 24.65%) = $1,000 + ($1,000 × the lesser of (a) 60% and (b) 24.65%) = $1,000 + ($1,000 × 24.65%) = $1,000 + $246.50 = $1,246.50

In this example, the payment at maturity is $1,246.50 per $1,000 principal amount of Notes, for a return of 24.65%, which is the Maximum Return.

This example illustrates that investors will not receive a return at maturity in excess of the Maximum Return. Accordingly, the return on the Notes may be less than the return of the Basket.

Example 3 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 50% (i.e., the Final Basket Value is below the Initial Basket Value).
	Basket Return:	-50%
	Payment at Maturity:	$1,000 + ($1,000 × -50%) = $1,000 – $500 = $500

In this example, the payment at maturity is $500 per $1,000 principal amount of Notes, representing a loss of 50% of the principal amount.

Because the Final Basket Value is less than the Initial Basket Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or all of the principal amount of their Notes at maturity.

P-6	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Final Basket Value is less than the Initial Basket Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Basket Value is less than the Initial Basket Value. You could lose some or all of your principal amount at maturity.

•	Your Potential Return at Maturity Is Limited — Your return on the Notes will not exceed the Maximum Return, regardless of any appreciation in the value of the Basket, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Basket.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Values of the Other Basket Underliers — A change in the value of one Basket Underlier may not correlate with changes in the values of the other Basket Underliers. The value of one Basket Underlier may increase, while the values of the other Basket Underliers may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Underlier may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Basket Underliers.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Basket Underliers on the dates specified. You will not benefit from any more favorable values of the Basket Underliers determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

P-7	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Basket Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the structuring fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the structuring fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Basket Underliers and

P-8	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Basket Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Basket Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Basket Underliers

•	You Will Not Have Any Rights to Any Basket Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Basket Underlier.

•	There Are Important Differences between the NVO Underlier and the B Shares of Novo Nordisk A/S — There are important differences between the rights of holders of American depositary shares and the rights of holders of the shares they represent. For example, a company may make distributions in respect of its shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the NVO Underlier and the rights of holders of the shares they represent may be significant and may materially and adversely affect the value of the NVO Underlier and, as a result, the value of the Notes.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the NVO Underlier — Because the issuer of the NVO Underlier is incorporated in Denmark, an investment in the Notes involves risks associated with Denmark. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Value of the NVO Underlier Is Subject to Currency Exchange Risk — Because the NVO Underlier is denominated in U.S. dollars but represents non-U.S. equity securities that are denominated in a non-U.S. currency, the value of the NVO Underlier will be exposed to the currency exchange rate risk with respect to that currency relative to the U.S. dollar. If the U.S. dollar strengthens against that currency, the value of the NVO Underlier and the value of the Notes will be adversely affected.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Basket Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting a Basket Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Basket Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of a Basket Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect a Basket Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting a Basket Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Basket Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Basket Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Basket Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

P-10	RBC Capital Markets, LLC

Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

INFORMATION REGARDING THE BASKET UNDERLIERS

Each Basket Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC (or, in the case of the issuer of the OZK Underlier, the Federal Deposit Insurance Corporation (the “FDIC”)) periodically. Information provided to or filed with the SEC by the issuer of each Basket Underlier (other than the OZK Underlier) can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information provided to or filed with the FDIC by the issuer of the OZK Underlier can be located on a website maintained by the FDIC at https://efr.fdic.gov/fcxweb/efr/index.html by reference to that issuer’s FDIC certificate number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Basket Underlier	Exchange Ticker	Exchange	SEC File Number / FDIC Certificate Number
AMGN Underlier	AMGN	Nasdaq Stock Market	001-37702
C Underlier	C	New York Stock Exchange	001-09924
CMA Underlier	CMA	New York Stock Exchange	001-10706
FITB Underlier	FITB	Nasdaq Stock Market	001-33653
GILD Underlier	GILD	Nasdaq Stock Market	000-19731
GS Underlier	GS	New York Stock Exchange	001-14965
LLY Underlier	LLY	New York Stock Exchange	001-06351
MRK Underlier	MRK	New York Stock Exchange	001-06571
NVO Underlier	NVO	New York Stock Exchange	333-82318
OZK Underlier	OZK	Nasdaq Stock Market	110
PFE Underlier	PFE	New York Stock Exchange	001-03619
REGN Underlier	REGN	Nasdaq Stock Market	000-19034
RF Underlier	RF	New York Stock Exchange	001-34034
SNV Underlier	SNV	New York Stock Exchange	001-10312
WFC Underlier	WFC	New York Stock Exchange	001-02979

According to publicly available information:

•	Amgen Inc. discovers, develops, manufactures and delivers human therapeutics.

•	Citigroup Inc. provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management.

•	Comerica Incorporated is a financial services company that operates three major business segments: the Commercial Bank, the Retail Bank and Wealth Management.

•	Fifth Third Bancorp is a financial services company that operates three main businesses: Commercial Banking, Consumer and Small Business Banking and Wealth & Asset Management.

•	Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and delivers medicines.

•	The Goldman Sachs Group, Inc. is a global financial institution that provides a range of financial services to a client base that includes corporations, financial institutions, governments and individuals.

•	Eli Lilly and Company discovers, develops, manufactures and markets human pharmaceutical products.

•	Merck & Co., Inc. is a health care company that delivers health solutions through its prescription medicines, including biologic therapies, vaccines and animal health products.

•	Novo Nordisk A/S, a Danish company, is engaged in the discovery, development, manufacturing and marketing of pharmaceutical products and has two business segments: Diabetes and Obesity Care and Rare Disease.

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•	Bank OZK provides retail and commercial banking services.

•	Pfizer Inc. is a biopharmaceutical company that discovers, develops, manufactures, markets, sells and distributes biopharmaceutical products.

•	Regeneron Pharmaceuticals, Inc. is a biotechnology company that invents, develops, manufactures and commercializes medicines.

•	Regions Financial Corporation provides financial services including retail and mortgage banking services, commercial banking services and wealth and investment services.

•	Synovus Financial Corp. is a financial services company that provides commercial and consumer banking in addition to specialized products and services.

•	Wells Fargo & Company is a financial services company that provides a set of banking, investment and mortgage products and services, as well as consumer and commercial finance, to individuals, businesses and institutions.

Historical Information

The following graphs set forth historical closing values of the Basket Underliers for the period from January 1, 2015 to January 28, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Basket Underliers will result in the return of all of your initial investment.

Common Stock of Amgen Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Citigroup Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Comerica Incorporated

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Fifth Third Bancorp

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Gilead Sciences, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of The Goldman Sachs Group, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Eli Lilly and Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Merck & Co., Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

American Depositary Shares of Novo Nordisk A/S

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Bank OZK

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Pfizer Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Common Stock of Regeneron Pharmaceuticals, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Regions Financial Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Capped Enhanced Return Notes Linked to a Basket of Fifteen Equity Securities

Common Stock of Synovus Financial Corp.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Wells Fargo & Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a structuring fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will

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be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the structuring fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the structuring fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the structuring fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an

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attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.

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